EXHIBIT (n)
                       MONTANA TAX-FREE FUND, INC.

                           MULTIPLE CLASS PLAN
                     ADOPTED PURSUANT TO RULE 18F-3

   WHEREAS, Montana Tax-Free Fund, Inc. (the "Fund"), a North Dakota Corporation, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

   WHEREAS, the Fund is seeking shareholder authorization to amend the Fund's Articles of Incorporation to permit the shares of the Fund to be divided into classes, and upon such authorization, the shares of the Fund shall be divided into four classes, designated as Class A shares, Class B shares, Class C shares, and Class R shares; and

   WHEREAS, the Board of the Fund as a whole, and the Directors who are not "interested persons" of the Fund (as defined in the Act) (the "Non-Interested Directors"), after having been furnished and having evaluated information reasonably necessary to evaluate this Multiple Class Plan (the "Plan"), have determined in the exercise of their reasonable business judgment that the Plan, including the expense allocation, is in the best interests of each class individually and the Fund as a whole;

   NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 18f-3 under the Act:

   Section 1. Class Differences. Each class of shares of the Fund shall represent interests in the same portfolio of investments of the Fund and, except as otherwise set forth in this Plan, shall differ solely with respect to: (i) distribution, service, and other charges and expenses as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or for which the interests of one class differ from the interests of another class or classes; (iii) such differences relating to eligible investors as may be set forth in the prospectus and statement of additional information of the Fund, as the same may be amended or supplemented from time to time (the "Prospectus" and "SAI", respectively); (iv) the designation of each class of shares; and (v) any conversion or exchange features.

   Section 2. Distribution and Service Arrangements; Conversion Features. Class A shares, Class B shares, Class C shares, and Class R shares of the Fund shall differ in the manner in which such shares are distributed and in the services provided to shareholders of each such class as follows:

      (a)   Class A shares:

            (i) Class A shares shall be sold at net asset value subject to a front-end sales charge set forth in the Prospectus and SAI;

           (ii) Class A shares shall be subject to an annual service fee pursuant to a Distribution Plan adopted pursuant to Rule 12b-1 (the "12b-1 Plan") of the Act not to exceed 0.25 of 1% of the average daily net assets of the Fund allocable to Class A shares, which, as set forth in the Prospectus, SAI, and the 12b-1 Plan, may be used to compensate certain authorized dealers for providing ongoing account services to shareholders; and

          (iii) Class A shares shall not be subject to a Rule 12b-1 distribution fee.

      (b)   Class B shares:

            (i) Class B shares shall be sold at net asset value without a front-end sales charge;

           (ii) Class B shares shall be subject to a distribution and service fee pursuant to the 12b-1 Plan not to exceed 0.75 of 1% of average daily net assets allocable to Class B shares, which as set forth in the Prospectus, SAI, and 12b-1 Plan will be used to reimburse ND Capital, Inc. ("ND Capital"), the Fund's underwriter, for certain expenses and for providing compensation to certain authorized dealers. In addition, as set forth in the Prospectus, SAI, and 12b-1 Plan, ND Capital may use a portion of this fee to pay an annual service fee of up to 0.25% of the average daily net assets of the Fund allocable to Class B shares to compensate certain authorized dealers for providing ongoing account services to shareholders;

          (iii) Class B shares shall be subject to a contingent deferred sales charge as set forth in the Prospectus and SAI; and

           (iv) Class B shares will automatically convert to Class A shares eight years after purchase, as set forth in the Prospectus and SAI. The conversion shall be made on basis of the relative net asset values of the two classes, without the imposition of any sales load, fee, or other charge.

      (c)   Class C shares:

           (i) Class C shares shall be sold at net asset value without a front-end sales charge;

           (ii) Class C shares shall be subject to a service fee pursuant to the 12b-1 Plan not to exceed 0.25 of 1% of the average daily net assets of the Fund allocable to Class C shares, which, as set forth in the Prospectus, SAI, and the 12b-1 Plan, may be used to compensate certain authorized dealers for providing ongoing account services to shareholders;

          (iii) Class C shares shall also be subject to an annual distribution fee pursuant to the 12b-1 Plan not to exceed 0.75 of 1% of the average daily net assets of the Fund allocable to Class C shares, which, as set forth in the Prospectus, SAI, and the 12b-1 Plan, will be used to reimburse ND Capital for certain expenses and for providing compensation to certain authorized dealers; and

           (iv) Class C shares shall be subject to a contingent deferred sales charge as set forth in the Prospectus and SAI.

      (d)   Class R shares:

            (i) Class R shares shall be sold at net asset value without a front-end sales charge; and

           (ii) Class R shares shall not be subject to a Rule 12b-1 service fee or a Rule 12b-1 distribution fee.

   Section 3.   Allocation of Income, Expenses, Gains, and Losses.

      (a) Investment Income and Realized and Unrealized Gains and Losses. The daily investment income and realized and unrealized gains and losses of the Fund will be allocated to each class of shares based on each class's relative percentage of the total value of shares outstanding of the Fund at the beginning of the day, after such net assets are adjusted for the prior day's capital share transactions.

      (b) Fund Level Expenses. Expenses that are attributable to the Fund, but not a particular class thereof ("Fund level expenses"), will be allocated to each class of shares based on each class's relative percentage of the total value of shares outstanding of the Fund at the beginning of the day, after such net assets are adjusted for the prior day's capital share transactions. Fund level expenses include fees for services that are received equally by the classes under the same fee arrangement. All expenses attributable to a Fund that are not "Class level expenses" (as defined below) shall be Fund level expenses including, but not limited to, transfer agency fees and expenses, share registration expenses, and shareholder reporting expenses.

      (c) Class Level Expenses. Expenses that are directly attributable to a particular class of shares, including the expenses relating to the distribution of a class's shares or to services provided to the shareholders of a class as set forth in Section 2 of this Plan, will be incurred by that class of shares. Class level expenses include expenses for services that are unique to a class of shares in either form or amount. Class level expenses shall include, but not be limited to, 12b-1 distribution fees and service fees, expenses associated with the addition of share classes to a Fund (to the extent that the expenses were not fully accrued prior to the issuance of the new classes of shares), expenses of administrative personnel and services required to support the shareholders of a specific class, litigation or other legal expenses relating to a specific class of shares, directors' fees or expenses incurred as a result of issues relating to a specific class of shares, and accounting expenses relating to a specific class of shares.

      (d) Fee Waivers and Expense Reimbursements. The investment adviser, underwriter or any other service provider to the Fund may waive fees or reimburse expenses in a manner in accordance with Rule 18f-3 of the Act.
   Section 4.   Term.

      (a) This Plan shall become effective upon shareholder approval to divide Fund shares into classes or such later date as determined by the Board of Directors. This Plan shall thereafter continue in effect with respect to such Class A, Class B, Class C, and Class R shares until terminated in accordance with the provisions of Section 4(c) hereof.

      (b) Additional Classes. This Plan shall become effective with respect to any class of shares other than Class A, Class B, Class C or Class R shares established by the Fund after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional class by votes of a majority of both (i) the Board of Directors of the Fund, as a whole, and (ii) the Non-Interested Directors, cast at a meeting held before the initial public offering of such additional classes) and shall continue in effect with respect to each such additional class until terminated in accordance with provisions of Section 4(c) hereof. An addendum setting forth such specific and different terms of such additional classes shall be attached to or made part of this Plan.

      (c) Termination. This Plan may be terminated at any time with respect to the Fund or any class thereof, as the case may be, by vote of a majority of both the Board of Directors of the Fund, as a whole, and the Non-Interested Directors. The Plan may remain in effect with respect to the Fund and a particular class thereof even if it has been terminated in accordance with this
Section 4(c) with respect to any other class thereof.

   Section 5. Voting Rights. Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates to its arrangement and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

   Section 6.   Amendments.

      General. Except as set forth below, any material amendment to this Plan affecting the Fund or a class thereof shall require the affirmative vote of a majority of both the Directors of the Board of the Fund, as a whole, and the Non-Interested Directors that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each class individually and the Fund as a whole.

   Section 7. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Plan shall not be affected thereby.

Dated: December 3, 1999